Exhibit 99.4

Letter to Clients of

NET SERVIÇOS DE COMUNICAÇÃO S.A.

Offer to Exchange

US$76,593,068 7.0% Senior Secured Notes due 2009 and Cash
for
US$97,692,000 12 5/8% Senior Guaranteed Notes due 2004
(CUSIP Nos. 62544DAC8 and P6987XAA2)
and
Solicitation of Consents for Proposed Amendments to the Indenture Governing the
12 5/8% Senior Guaranteed Notes due 2004

To Our Clients:

      Enclosed is the prospectus, dated January  ● , 2005 (as the same may be amended, supplemented or modified from time to time, the “Prospectus”) of Net Serviços de Comunicação S.A. (the “Company”) and a related Letter of Transmittal and Consent (the “Letter and Consent”) in connection with (i) the offer by the Company to exchange (the “Exchange Offer”) US$76,593,068 aggregate principal amount of its 7.0% Senior Secured Notes due 2009, which have been registered under the Securities Act of 1933, as amended, and cash, for US$97,692,000 12 5/8% Senior Guaranteed Notes due 2004 (the “Existing Notes”), and (ii) the solicitation (the “Consent Solicitation” and together with the Exchange Offer, the “Exchange Offer and Consent Solicitation”) by the Company of consents (the “Consents”) from holders of the Existing Notes to amendments to certain provisions of the indenture governing the Existing Notes, dated as of June 18, 1996, pursuant to which the Existing Notes were issued. The Exchange Offer and Consent Solicitation are subject to the terms and conditions set forth in the Prospectus and Letter and Consent. Terms used herein but which are not defined herein have the meanings ascribed to them in the Prospectus.

      This material is being forwarded to you as the beneficial owner of the Existing Notes held by us for your account but not registered in your name. A tender of such Existing Notes may only be made by us as the holder of record and pursuant to your instructions.

      Accordingly, we request instructions as to whether you wish us to tender on your behalf the Existing Notes held by us for your account and deliver the related Consents, pursuant to the terms and conditions set forth in the Prospectus and Letter and Consent.

      Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Existing Notes and deliver the related Consents on your behalf in accordance with the provisions of the Exchange Offer and Consent Solicitation. The Exchange Offer and Consent Solicitation will expire at 5:00 p.m., Eastern time, on                     , 2005, unless extended. Once tendered pursuant to the Exchange Offer and Consent Solicitation, Existing Notes may NOT be withdrawn except in the event the Company makes a material change in the terms of or the information concerning the Exchange Offer and Consent Solicitation, waives a material condition of the Exchange Offer and Consent Solicitation, or the consideration to be paid in the Exchange Offer and Consent Solicitation is increased or decreased or the principal amount of Existing Notes is decreased, or except as required under applicable law. See “THE EXCHANGE OFFER AND CONSENT SOLICITATION — Withdrawal of Tenders and Revocation of Corresponding Consents” section of the Prospectus.

      Your attention is directed to the following:

1. The Exchange Offer is for any and all Existing Notes.

2. The Consent Solicitation is for any and all Consents corresponding to such Existing Notes.

3. By instructing us to tender the Existing Notes on your behalf, you will also be automatically instructing us to deliver Consents relating to such Existing Notes.

4. The Exchange Offer and Consent Solicitation is subject to certain conditions set forth in the Prospectus under the section “THE EXCHANGE OFFER AND CONSENT SOLICITATION — Conditions to the Exchange Offer and Consent Solicitation.”

5. Any transfer taxes incident to the transfer of Existing Notes from the holder of such Existing Notes to the Company will be paid by the Company, except as otherwise provided in the Letter and Consent.

6. The Exchange Offer and Consent Solicitation will expire at 5:00 p.m., Eastern time, on , 2005, unless extended.

      If you wish to have us tender your Existing Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter and Consent is furnished to you for information only and may not be used directly by you to tender Existing Notes.

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INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER AND CONSENT SOLICITATION

      The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer and Consent Solicitation made by Net Serviços de Comunicação S.A. with respect to its Existing Notes.

      This will instruct you to tender the principal amount of Existing Notes held by you and as described below for the account of the undersigned and deliver the related Consents, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter and Consent.

      The aggregate principal amount of Existing Notes held by you for the account of the undersigned is (fill in amounts, as applicable):

              US$                     of 12 5/8% Senior Guaranteed Notes due 2004.

      With respect to the Exchange Offer and Consent Solicitation, the undersigned hereby instructs you (check appropriate box):

☐	To TENDER US$ of 12 5/8% Senior Guaranteed Notes due 2004 held by you for the account of the undersigned (insert principal amount of Existing Notes to be tendered (if any)). (IF THIS BOX IS CHECKED BUT NO U.S. DOLLAR AMOUNT IS ENTERED, ALL OF YOUR EXISTING NOTES WILL BE TENDERED.)

☐	NOT to TENDER any Existing Notes held by you for the account of the undersigned.

      If the undersigned instructs you to tender Existing Notes held by you for the account of the undersigned, it is understood that you are authorized to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the acknowledgements, representations, warranties and agreements contained in the Letter and Consent that are to be made with respect to the undersigned as a beneficial owner.

SIGN HERE

Dated:

Signature(s):

Print name(s):

Address(es):

Area Code and Telephone Number(s):

Tax Identification or Social Security Number(s):

IMPORTANT: None of the Existing Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless you indicate otherwise, your signature(s) hereon shall constitute an instruction to us to tender ALL of your Existing Notes held by us for your account.

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